EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 9, 2012, with respect to the consolidated financial statements included in the Annual Report of MFRI, Inc. on Form 10-K/A for the year ended January 31, 2012, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP
Chicago, Illinois
January 16, 2013